                                                                    Exhibit 13

[GRAPHIC OMITTED]

SOLVAY
Annual Report 1998

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--------------------------------------------------------------------------------
Annual Report
--------------------------------------------------------------------------------

For other detailed information, please contact the Investor Relations Department at head office by telephone, fax, E-mail or post. Click here for contact information.

The following information from the Annual Report 1998 are available:

      o     [GRAPHIC OMITTED] Downloadable PDF version of the 1998 Annual Report

      o     General Section

                               [GRAPHIC OMITTED]

      o     Financial section
            o     Key figures
            o     Consolidated income statement summary
            o     Cash flow statement.
                  Click here to see the related notes.
            o     Consolidated balance sheet summary.
                  Click here to see the related notes.
            o     Changes in shareholders' equity
            o     Changes to the scope of consolidation and valuation rules
            o     10 year Financial data (balance sheet)
            o     10 year Financial data (income statement)

For other detailed information, please contact the Investor Relations Department at head office by telephone, fax, E-mail or post. Click here for contact information.
================================================================================

Key figures

======================================================================================
                                    1994     1995     1996     1997     1998     1998
in millions                          EUR      EUR      EUR      EUR      EUR      USD
======================================================================================
Solvay group
======================================================================================
Consolidated Sales                  6,500    6,776    6,990    7,709    7,451    8,694
======================================================================================
Consolidated net
earnings                              197      310      338      341      378      441
======================================================================================

======================================================================================
              of which:
    Net earnings before
    extraordinary items               172      311      286      327      377      440
======================================================================================
Net extraordinary items                25       -1       52       14        1        1
======================================================================================
Depreciation                          470      453      481      498      507      591
======================================================================================
Cash flow                             667      763      819      839      885    1,032
======================================================================================
Shareholder's equity                2,432    2,469    2,877    2,235    3,293    3,848
======================================================================================
Net debt                              929      786      934      717      565      658
======================================================================================
Capital expenditures                  493      511      694      743      640      747
======================================================================================
Research expenditures                 285      293      305      284      292      341
======================================================================================
Personnel costs                     1,783    1,777    1,803    1,774    1,754    2,046
======================================================================================
Added value                         2,702    2,843    2,918    2,873    2,888    3,369
======================================================================================
Gross distribution to                 139      152      152      167      174      203
Solvay shareholders
======================================================================================
Minority interests                      7        5        8       11        3        3
======================================================================================
Persons employed as of January 1   39,874   38,616   35,400   34,445   33,104       --
======================================================================================
Solvay S.A.
======================================================================================
Net earnings for the year             156      185      181      207      189      220
======================================================================================
Transfer to(-) withdrawal
from(+) untaxed reserves                2       -1        3      -20       -1       -1
======================================================================================
Net earnings available
for distribution                      158      184      184      187      188      219
======================================================================================
Per Share
======================================================================================
Cash flow                            7.93     9.02     9.67     9.87    10.47    12.22
======================================================================================
Net earnings                         2.28     3.64     3.94     3.94     4.45     5.20
======================================================================================
Net earnings before
extraordinary items                  1.98     3.67     3.32     3.79     4.38     5.11
======================================================================================
Gross dividend                       1.67     1.82     1.82     1.98     2.07     2.41
======================================================================================
Net dividend                         1.23     1.36     1.36     1.49     1.55     1.81
======================================================================================
Number of shares (thousands)       83,329   83,528   83,811   84,042   84,206       --
======================================================================================
Exchange rate (BEF)                    --       --       --       --  40.3399   34.575
======================================================================================

Consolidated income statement summary

================================================================================
                                          in millions    in millions
                                              BEF            EUR
                                          ======================================
                                              1997     1997      1998      Notes
================================================================================
Sales                                        310,979   7,709     7,451      (1)
================================================================================
Cost of sales                               -231,846  -5,747    -5,392      --
================================================================================
Gross margin                                  79,133   1,962     2,059      (1)
================================================================================
General and sales overhead                   -42,912  -1,064    -1,102      (2)
================================================================================
Research expenditures                        -11,471    -284      -292      (3)
================================================================================
Other operating expenses and income           -3,290     -82       -69      (4)
================================================================================
Other financial expenses and income              665      16        13      (5)
================================================================================
EBIT                                          22,125     548       609      (6)
================================================================================
Unallocated expenses and income                 -280      -7        --      --
================================================================================
Net debt expense                              -1,553     -39       -54      (7)
================================================================================
Current taxes                                 -7,073    -175      -178      (8)
================================================================================
Share in earnings of companies
valued according to the equity method             -6      --        --      --
================================================================================
Net earnings before extraordinary items       13,213     327       377      --
================================================================================
Extraordinary items, net after tax               549      14         1      (9)
================================================================================
Net income                                    13,762     341       378      --
================================================================================
Minority interests                               430      11         3      --
================================================================================
Solvay's share of earnings                    13,332     330       375      --
================================================================================

Cash flow statement

================================================================================
                                          in millions    in millions
                                              BEF            EUR
                                          ======================================
                                              1997      1997      1998     Notes
================================================================================
Cash flow from operations
================================================================================
Net earnings                                  13,762      341      378       --
================================================================================
Depreciation and amortization                 20,098      498      507      (10)
================================================================================
Cash flow                                     33,860      839      885       --

================================================================================
Non cash items                                -5,996     -149      -80      (11)
================================================================================
Changes in provisions                          9,500      235      -15       --
================================================================================
Changes in working capital                     6,269      155       93       --
================================================================================
Net cash provided by operations               43,633    1,082      883       --
================================================================================
Cash flow from investing activities
================================================================================
Acquisition of assets and investments        -29,956     -743     -640       --
================================================================================
Sales of assets and investments                5,763      143       37      (12)
================================================================================
Change in notes receivable                    -5,333     -132       15       --
================================================================================
Net cash used by investing activities        -29,526     -732     -588       --
================================================================================
Cash flow from financing activities
================================================================================
Increase of capital                              500       12        9      (13)
================================================================================
Changes in borrowings                          3,242       80     -345       --
================================================================================
Dividends                                     -6,292     -156     -178       --
================================================================================
Net cash used by financing activities         -2,550      -63     -514       --
================================================================================
Net changes in cash and cash
equivalents                                   11,557      286     -219       --
================================================================================
Effects of exchange rates and change in
scope                                            434       11       26       --
================================================================================
Cash and cash equivalents at the
beginning of the year                          6,902      171      468       --
================================================================================
Cash and cash equivalents at the end of
the year                                      18,893      468      275       --
================================================================================

Consolidated balance sheet summary

================================================================================
at December 31                            in millions    in millions
                                              BEF            EUR
                                          ======================================
                                              1997      1997     1998      Notes
================================================================================
Assets
================================================================================
Fixed assets                                 183,789    4,556    4,540       --
================================================================================
Start-up expenditures and
intangible assets                              9,938      246      246      (14)
================================================================================
Consolidation differences (goodwill)           3,394       84       77      (15)
================================================================================
Tangible assets                              150,583    3,733    3,513      (16)
================================================================================
Financial assets                              19,874      493      704      (17)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Current assets                               130,835    3,242    2,878       --
================================================================================
Inventories                                   40,933    1,014      966      (18)
================================================================================
Trade receivables                             56,749    1,407    1,267      (18)
================================================================================
Other receivables                             14,260      353      370      (18)
================================================================================
Cash or cash equivalents                      18,893      468      275      (19)
================================================================================
Total assets                                 314,624    7,798    7,418       --
================================================================================
Shareholders' equity and liabilities
================================================================================
Total equity                                 130,547    3,235    3,293      (20)
================================================================================
Shareholders' equity                         119,806    2,969    3,047       --
================================================================================
Minority equity                               10,741      266      246       --
================================================================================
Provisions and deferred taxes                 66,005    1,636    1,621      (21)
================================================================================
Liabilities                                  118,072    2,927    2,504       --
================================================================================
Financial liabilities                         47,830    1,185      840      (19)
================================================================================
      due in more than l year                 26,418      654      649       --
================================================================================
          due within one year                 21,412      531      191       --
================================================================================
Trade liabilities                             35,158      871      816      (18)
================================================================================
Other liabilities                             35,084      871      848      (18)
================================================================================
Total liabilities and
shareholders' equity                         314,624    7,798    7,418       --
================================================================================

Changes in shareholders' equity

===============================================================================================================================
                                                                          Negative
                                                                       consolidation
                                                                        and equity
                                     Issue    Reevaluation                method         Exchange       Capital   Shareholders'
in Millions EUR           Capital   premium     surplus     Reserves    differences     differences    subsidies      equity
===============================================================================================================================
Book value
at the end of
the previous year          1,241       3           84        1,384           30             201           26          2,969
===============================================================================================================================
Changes during the year:
===============================================================================================================================
Adjustments from the
previous year                 --      --           --           10           --              --           --             10
===============================================================================================================================
Income for the year           --      --           --          375           --              --           --            375
===============================================================================================================================
Proposed

============================================



                          Minority
in Millions EUR           interests   TOTAL
============================================
Book value
at the end of
the previous year            266      3,235
============================================
Changes during the year:
============================================
Adjustments from the
previous year                 --         10
============================================
Income for the year           --        375
============================================
Proposed

============================================================================================================================
dividend                      --      --           --          174           --              --           --            174
============================================================================================================================
Changes during the year        3       6           11           --            3              --            9              8
============================================================================================================================
Changes in exchange rates     --      --           --           --           --            -117           --           -117
============================================================================================================================
Changes in scope              --      --           --           --           --              -8           --             -8
============================================================================================================================
Changes in minority
interests                     --      --           --           --           --              --           --             --
============================================================================================================================
Bookvalue at the end of
the year                   1,244       9           73        1,595           33              76           17          3,047
============================================================================================================================

==========================================
dividend                    --        174
==========================================
Changes during the year     --          8
==========================================
Changes in exchange rates   --       -117
==========================================
Changes in scope            --         -8
==========================================
Changes in minority
interests                  -20        -20
==========================================
Bookvalue at the end of
the year                   246      3,293
==========================================

Changes to the scope of consolidation in 1998

10 year Financial data (balance sheet)

===================================================================================================================
in millions EUR                  1990       1991      1992      1993      1994      1995     1996     1997    1998
===================================================================================================================
Assets
===================================================================================================================
Fixed assets                     2,803      3,271     3,859     3,967     3,779     3,693    4,023    4,556   4,540
===================================================================================================================
Startup expenditures
and intangible assets               68         95       208       233       212       194      193      246     246
===================================================================================================================
Consolidation differences
(goodwill)                          63         62        79        77        64        60       60       84      77
===================================================================================================================
Tangible assets                  2,106      2,638     3,254     3,355     3,179     3,113    3,432    3,733   3,513
===================================================================================================================
Financial assets                   566        476       318       302       324       326      338      493     704
===================================================================================================================
Current assets                   4,037      3,597     2,651     2,685     2,772     2,802    2,996    3,242   2,878
===================================================================================================================
Inventories                        959      1,033     1,044     1,005       932       965      953    1,014     966
===================================================================================================================
Trade receivables                1,270      1,129       920       891     1,060     1,061    1,155    1,407   1,267
===================================================================================================================
Other receivables                  525        564       415       375       372       342      717      353     370
===================================================================================================================
Cash or cash equivalents         1,283        871       272       414       408       434      171      468     275
-------------------------------------------------------------------------------------------------------------------

===================================================================================================================
Total assets                     6,840      6,868     6,510     6,652     6,551     6,495    7,019    7,798   7,418
===================================================================================================================
Shareholders' equity and liabilities
===================================================================================================================
Total equity                     2,306      2,533     2,649     2,435     2,433     2,469    2,877    3,235   3,293
===================================================================================================================
Shareholders' equity             2,210      2,455     2,560     2,337     2,350     2,395    2,693    2,969   3,047
===================================================================================================================
Minority equity                     96         78        89        98        83        74      184      266     246
===================================================================================================================
Provisions and deferred taxes    1,364      1,354     1,239     1,318     1,279     1,316    1,401    1,636   1,621
===================================================================================================================
Liabilities                      3,170      2,981     2,622     2,899     2,839     2,710    2,741    2,927   2,504
===================================================================================================================
Financial liabilities            1,723      1,468     1,240     1,499     1,336     1,220    1,106    1,185     840
===================================================================================================================
due in more than l year          1,146        983       797     1,200       993       924      933      654     649
===================================================================================================================
due within one year                577        485       443       299       343       296      173      531     191
===================================================================================================================
Trade liabilities                  677        784       701       709       811       759      831      871     816
===================================================================================================================
Other liabilities                  770        729       681       691       692       731      804      871     848
===================================================================================================================
Total liabilities and
shareholders' equity             6,840      6,868     6,510     6,652     6,551     6,495    7,019    7,798   7,418
===================================================================================================================
Ratios
===================================================================================================================
Return on equity (%)              17.1       12.2       9.2        -7       8.1      12.6     11.7     10.5    11.5
===================================================================================================================
Net Debt to equity (%)              19         22        36        45        38        32       32       22      17
===================================================================================================================

10 year Financial data (income statement)

===================================================================================================================
in millions EUR                   1990       1991      1992      1993      1994      1995     1996     1997    1998
                                                                                     (1)
===================================================================================================================
Sales                            6,327      6,316     6,308     6,052     6,500     6,776    6,990    7,709   7,451
===================================================================================================================
Cost of sales                   -4,142     -4,260    -4,244    -4,192    -4,353    -4,881   -5,113   -5,747  -5,392
===================================================================================================================
Gross margin                     2,185      2,056     2,064     1,860     2,147     1,895    1,877    1,962   2,059
===================================================================================================================
General and sales overhead      -1,219     -1,334    -1,431    -1,455    -1,430      -986   -1,042   -1,064  -1,102
===================================================================================================================
Research expenditures             -318       -319      -302      -299      -285      -293     -305     -284    -292
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
Other operating expenses and
income                              -2         12        30       -75       -84       -58      -44      -88     -69
===================================================================================================================
Operating results                  646        415       361        31       348       558      486      526     596
===================================================================================================================
Financial expenses and income      -46       -110      -103      -110       -93       -88      -48      -24     -41
===================================================================================================================
Current taxes                     -179        -57       -46       -19       -84      -160     -155     -175    -178
===================================================================================================================
Share in earnings of companies
valued according  to the equity
method                              21         14         0         0         1         1        3        0       0
===================================================================================================================
Net earnings before
extraordinary items                442        262       212       -98       172       311      286      327     377
===================================================================================================================
Extraordinary items, net           -47         45        33       -73        25        -1       52       14       1
===================================================================================================================
Consolidated net income            395        307       245      -171       197       310      338      341     378
===================================================================================================================
Minority interests                  23         19         3         6         7         5        8       11       3
===================================================================================================================
Solvay's share of earnings         372        288       242      -177       191       305      330      330     375
===================================================================================================================
Depreciation and amortization      383        434       481       473       470       453      481      498     507
===================================================================================================================
Cash flow                          778        741       726       302       667       763      819      839     885
===================================================================================================================
Ratios
===================================================================================================================
Gross margin as a percentage of
sales                             34.5       32.6      32.7      30.7        33        28     26.8     25.4    27.6
===================================================================================================================
Times charges earned              27.2        5.3       3.4       0.5         3       5.9      5.8     14.1    11.3
===================================================================================================================
Current taxes/Current earnings
before tax, as a %                  29         18        18        17        33        34       35       35      32
===================================================================================================================

(1) From 1995 the gross margin is calculated after distribution and warehousing costs. Before that change the 1995 gross margin amounted to EUR 2372 million.

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Notes to financial statements
--------------------------------------------------------------------------------

The notes refer to the numbers indicated in the summaries of the consolidated statements.

Introduction of the euro

Solvay adopted the euro (EUR) on 1 January 1999.

As a result, although the 1998 accounts were presented in Belgian francs, they have been converted into euros at the rate of BEF 40.3399 to EUR 1, in compliance with the royal decree of 25 December l998.

The 1997 accounts and data on earlier years have been converted into euros at the same rate. The summarized consolidated statements, the full consolidated statements and the summarized statements of Solvay S.A. also give the 1997 figures in Belgian francs.

In accordance with the said royal decree, the full corporate financial statements of Solvay S.A. are shown in Belgian francs. A version incorporating the 1998 figures converted into euros will be circulated to shareholders and available to others on request.

--------------------------------------------------------------------------------

The notes refer to the numbers indicated in the summaries of the consolidated statements. The statutory annexes provide additional detail on the headings commented on below.

Consolidated income statement

(1) SALES AND GROSS MARGINS

Sales were slightly down (-3%) from 1998's record figure. This was largely due to a drop in selling prices in the Plastics sector in response to a decline in the price of petrochemicals, its raw materials. In geographic terms, sales were down in all regions, but the reduction was greatest in Asia as a result of the crisis there; however, that region accounts for only a modest share of worldwide sales. On balance, sales of activities (Solkatronic Chemicals Inc., Safiplast S.p.A., Abelia S.A. and Abelia Decors S.A.) and company acquisitions (Davynil) yielded a drop in sales compared to 1997 of nearly EUR 90 million, or a little over 1%. The overall effect of exchange rates on sales was negligible.

The strong growth in sales in the Pharmaceuticals sector (up 11% from 1997) should be noted.

Gross margin is calculated after distribution and warehousing costs, inventory adjustments and license fees.

It rose for the second year in succession, largely as a result of the measures taken to bolster the Group's competitiveness, which have improved control over the cost of sales. Gross margin as a percentage of sales increased from 25.4% in 1997 to 27.6% in 1998.

(2) GENERAL AND SALES OVERHEADS

This category increased by EUR 38 million from 1997 - a rise of nearly 4%. Costs were stable or in decline in the Chemicals, Plastics and Processing sectors as a result of efforts to cut overheads. In the Pharmaceuticals sector, however, an increase in the number of medical representatives drove up sales costs. In addition, new products were launched in 1998, among them Prometrium in the US.

Write-downs of receivables and inventories of finished products fell slightly, from EUR 18 million in 1997 to EUR 17 million in 1998.

(3) RESEARCH EXPENDITURES

At EUR 292 million this category represented 3.9% of sales, up almost 3% from 1997. Major investment in research continued in the Pharmaceuticals sector. Here expenditure was up by around 15%, accounting for 60% of the Group's total expenditure in 1998 and approximately 15% of the sector's sales.

(4) OTHER OPERATING EXPENSES AND INCOME

Overall this item was down 16% from its 1997 value. Nearly half the figure for start-up costs relates to the commissioning of facilities of our German subsidiaries.

Costs of closures, decommissioning and demolitions relate to many projects at a number of sites designed to increase the profitability of our production activities.

Costs of trials and tests, which increased significantly, relate mainly to developments in the automotive field in our North American subsidiaries.

Net unallocated charges to provisions, substantially down from 1997, include:

o provisions intended to cover expenses relating to the reorganization into subsidiaries;

o the annual adjustment expense relating to retired personnel. (It should be noted that provision for pensions for current staff is charged to personnel costs under gross margin, general and sales overheads and research expenditures.)

(5) OTHER FINANCIAL EXPENSES AND INCOME

This item, down EUR 3 million, records income from investments and financial receivables and reversals of capital subsidies. It also includes exchange profits and losses (unrelated to sales and net debt) and miscellaneous financial expenses (banking costs, costs linked to the creation of corporations and increases of capital, costs of capital contribution, etc.) and financial income (commissions, guarantees received, income from trade receivables, etc.). Exchange profits net of losses were up 35% in 1998, from EUR 7 million to EUR 10 million.

(6) EBIT

EBIT is the level of results recorded by the ongoing activities of the Group before taking into account net debt expenses, taxes and elements not allocated by sector. It was up 11% from its 1997 value.

(7) NET DEBT EXPENSES

Expenses related to net indebtedness increased by EUR 15 million (+38%) on the 1997 figure, as a result of various factors.

The net expenses for 1997 included a sizeable exchange rate gain (EUR 21 million) on the realization of a position in US dollars, while in 1998 exchange rate differences on financial positions were negligible. The rallying of the Thai baht in 1998 after its sharp fall in 1997 did not affect our accounts, thanks to the accounting hedge set up in 1997, which avoided a large negative currency conversion difference being recorded that year in excess of the provision made. It should be noted that this mechanism also covers emerging markets in Latin America.

Income from investments was down, as were cash and cash equivalents. It should be noted that our cash and cash equivalents in US dollars continued to benefit from more favorable interest rates than those in the deutschmark zone.

Borrowing costs also fell in 1998, by about 13%, reflecting the improvement in the Group's gross borrowing - down from EUR 1,185 million at the end of 1997 to EUR 840 million at the end of 1998 - and a very slight cut in interest rates.

Interest rates for the main European currencies were progressively aligned on a euro rate of 3% at the end of the year, which was to our benefit as most of the Group's debt in these currencies is at variable rates. Short-term USD rates stabilized at 5% at the end of the year. This had no impact on us, since our indebtedness in US dollars, although fairly substantial, almost exclusively carries fixed interest rates, with no option of advance repayment without paying large penalties.

(8) CURRENT TAXES

Current taxes rose 2% from 1997, less than the increase in earnings. The Group's average tax rate improved, falling from 34.9% in 1997 to 32.1% in 1998.

(9) NET EXTRAORDINARY ITEMS

Net extraordinary items showed a positive balance of some EUR 1 million in 1998, compared with EUR 14 million in 1997.

Extraordinary items include an exceptional profit of EUR 162 million from the transfer of Generale de Banque shares to Fortis AG in exchange for new Fortis shares. This figure reflects the very outdated historical value at which the Generale de Banque shares were recorded in the books, and the conservative valuation of the Fortis shares received in payment of the contribution. The heading also includes EUR 54 million of profits on the sale of real estate and activities, chiefly Solkatronic Chemicals, Inc.

In addition, extraordinary provisions and expenses on the order of EUR 265 million were recorded; these were due to the various restructuring measures taken to improve the Group's competitiveness. These included the complete closure of the Couillet site, the shutdown of PVC production at Ferrara, the sale of the wallpaper business to the LPW group, the sale of the ferric chloride business in Germany and Belgium to Kemira, the complete cessation of peroxygens research at the Widnes and Warrington sites, the closure of the perborate monohydrate plant at Warrington, the shutdown of hydrogen peroxide production at Santo Andre in Brazil, the discontinuation of the Green River caustic business and extraordinary write-downs on various production units.

--------------------------------------------------------------------------------

Cash flow statement

The cash flow statement shows changes in the cash and cash equivalents relating to operations, investments and financing. Changes in working capital and provisions account for the balance sheet differences shown in the consolidated accounts.

The comparison explains the change in cash and cash equivalents.

(10) DEPRECIATION AND AMORTIZATION

For the purposes of determining cash flow (defined as the sum of net earnings and depreciation) for 1998, the depreciation and amortization heading excludes EUR 98 million of extraordinary write-downs of tangible assets, charged to non-cash items.

(11) NON-CASH ITEMS

This heading is used to offset non-cash components of earnings.

These are essentially the gain on the Generale de Banque/Fortis transaction, earnings on the sale of fixed assets and investments included in the proceeds of the sale of those assets, and the extraordinary write-downs mentioned above.

(12) SALES OF ASSETS AND INVESTMENTS

Sales of assets and investments include income from the sale of Solkatronic Chemicals, Inc., Safiplast S.p.A. and Abelia S.A. and Abelia Decors S.A.

(13) INCREASE OF CAPITAL

Capital increases are those of Solvay S.A. related to the exercise of warrants issued to Group managers around the world.

--------------------------------------------------------------------------------

Consolidated balance sheet

(14) START-UP EXPENDITURES AND INTANGIBLE ASSETS

These are composed principally of start-up expenses (incurred before the commissioning of new facilities), mining leases for trona in the US and registration and development costs related to the introduction of fluvoxamine on the US and Japanese markets. Acquired patents and licenses are also included.

Start-up expenses are amortized over five years and intangib1e assets on the basis of their economic lifetime.

Start-up expenses were down 32% after amortization. They stood at EUR 19 million at the end of 1998.

Intangible assets rose from EUR 218 million at the end of 1997 to EUR 227 million at the end of 1998. The increase was chiefly due to the acquisition of trona concessions in Wyoming, which extend reserves at our Green River mine from 40 years' to over 50 years' production at a rate of 3.5 million short tons/year, using current mining techniques. Those techniques will probably be improved.

(15) POSITIVE CONSOLIDATION DIFFERENCES

This is an excess in the price paid over the value, adjusted if necessary, of shareholders' equity in consolidated companies and those accounted for using the equity method; this item primarily records goodwill generated in the acquisition of companies in the fields of health, automotive products, pipes and trona, and shares purchased from minority shareholders in Kali-Chemie AG.

Goodwill is amortized over 15 years, with the exception of goodwill relating to trona mining activities (40 years) and human health (between 15 and 40 years, depending on the activity acquired).

(16) TANGIBLE ASSETS

This item contains the acquisition cost, adjusted if necessary, of the Group's fixed assets, less cumulative depreciation and extraordinary write-downs over the year. The net value of tangible assets fell from EUR 3,733 million at the end of 1997 to EUR 3,513 million at the end of 1998.

At the end of 1998, construction in progress amounted to EUR 330 million, down EUR 57 million from 1997, and was related principally the Green River mine the United States and the expansion of the Bahia Blanca plant in Argentina.

The lives generally used for the various categories of fixed assets are as follows:

================================================================================
Land                                         not depreciated
--------------------------------------------------------------------------------
Industrial buildings                         20 to 30 years
--------------------------------------------------------------------------------
Administrative buildings                     30 to 40 years
--------------------------------------------------------------------------------
Industrial plant                             10 to 17 years
--------------------------------------------------------------------------------
Equipment and fittings                       approximately 10 years
--------------------------------------------------------------------------------
Computer equipment                           4 to 5 years
--------------------------------------------------------------------------------
Rolling stock                                5 to 25 years
================================================================================

(17) FINANCIAL ASSETS

With the exception of interests in companies valued using the equity method, financial assets are recorded on the balance sheet at the lower of purchase cost or realizable value.

This heading covers:

o     interests in companies valued using the equity method;

o interests in companies that, not being significant for the Group, are neither consolidated nor accounted for using the equity method;

o interests in newly acquired companies and activities which will be consolidated in 1999;

o     long-term loans to and receivables from these companies;

o     assets relating to the Group's risk portfolio (technical reserves);

o in the Pharmaceuticals sector, the interests in ArQule (14.9%) and Cadus (12.2%) in the United States and Innogenetics (8.15%) in Belgium in the field of biotechnology research and development;

o     the interests in Sofina (12.6%) and Fortis AG (1.4%) held by Mutuelle
      Solvay.

In June 1998 Fortis AG made a public offer of new shares in exchange for shares in Generale de Banque. Prior to that announcement, Mutuelle Solvay had, with two other Belgian companies, traded its Generale de Banque shares with Fortis at the rate of seven Fortis to three Generale de Banque shares. The transaction was an indication of the three companies' intent to form a stable shareholder base for Fortis AG.

In view of the Group's industrial vocation and the illiquid nature of the holding, the Board of Directors valued the shares at EUR 198.31 (BEF 8,000) each, a level which cushions the Group from stock market fluctuations.

The Generale de Banque/Fortis transaction on the one hand and the acquisition of the Norwegian group Mabo (one of Scandinavia's leading producers of plastic pipes) and the Zeneca group's fillers business in the United Kingdom on the other account for the EUR 211 million increase in financial assets in 1998.

(18) CURRENT ASSETS AND LIABILITIES

Working capital consists of all inventories and trade and other receivables, less trade and other liabilities.

The balance fell by EUR 93 million. This was due to:

o     the efforts made to check the increase in working capital

o the debt related to the purchase of the Mabo group and Zeneca's fillers business

o reclassification of Indupa's trade liabilities (EUR 78 million) - rescheduled during the company's restructuring in preparation for its partial acquisition by the Group - under financial indebtedness; their new duration and legal form placed them in the category of debts rather than liabilities.

Inventories of salable products represented an average of 24 days' sales in both 1997 and 1998. Trade receivables fell by 10%, and represent 62 days' sales, as against 66 days in 1997.

(19) NET INDEBTEDNESS

The Group's net indebtedness is the balance between borrowings and total cash and cash equivalents (including term and demand deposits). It fell from EUR 717 million at the end of 1997 to EUR 565 million at the end of 1998.

Cash and cash equivalents fell by EUR 193 million.

Financial liabilities were reduced by EUR 345 million, from EUR 1,185 million at the end of 1997 to EUR 840 million at the end of 1998. This was the result of repaying a number of major borrowings: a private placement of USD 150 million, a public placement of LUF 1.5 billion and a government loan of 1 billion French Eurofrancs.

The increase of EUR 33 million in debenture loans resulting from the reclassification of Indupa's debts (see comments on current assets and liabilities) should be noted; this was partly offset by repayments in the US and Belgium.

Net debt to equity

The Group's ratio of net debt to equity improved significantly in relation to 1997, from 22% to 17%.

Financing currencies

The Group's borrowings are generally effected through special financing vehicles, which make the proceeds of their borrowings available to the Group's operating entities. The choice of currency for a borrowing depends largely on the opportunities offered by various markets; the currency selected is not necessarily the currency of the country in which the funds will be invested. However, the proceeds of borrowings are made available to operating companies in local currencies, where necessary by means of a "currency swap" from the currency in which the financing vehicle holds the funds. The cost of currency swaps is included in borrowing costs.

This enables the Group to limit the foreign exchange risks for both the financing vehicle and the final user of the funds.

In emerging markets it is not always possible to use local financial markets to borrow in local currency, either because they are too small and the funds are not available or for reasons of cost. In such cases strong currency borrowings are necessary. In 1997 the Group set up provisions to cover potential exchange losses on Asian currencies, and established an accounting hedge as protection against the volatility of currency markets in the region and in other emerging economies.

In addition, specific measures were taken in the case of Brazil, where forward exchange rate cover was in place at 31 December 1998 for all indebtedness in US dollars.

Maturity of indebtedness

For the purposes of analysis, the sum total of revolving lines of credit has been included under permanent indebtedness.

Borrowings and facilities

The main borrowings maturing after 1999 are:

o in the US: USD 75 million maturing in equal portions from now until 2002, at 8.16%, and USD 175 million maturing in equal portions from 2003 onwards, at 8.55%

o Our 44.9% share in the USD 241 million financing for Vinythai, a set of borrowings maturing at regular intervals from now until 2006, at rates ranging from 7.9 to 10.3% at 31 December 1998

o     BEF 3 billion maturing in the year 2000, at 3.58% at 31 December 1998

o     DEM 50 million maturing in portions from now until 2005 at 6.5%

The Group also has access to various credit facilities. These include:

o     a commercial paper program worth USD 500 million

o a standby credit facility of DEM 1 billion or its equivalent in euros a multi-currency, multi-country program of securitization of receivables worth the equivalent of EUR 16 million; during the 1998 fiscal year, the Group had very limited recourse to the latter program.

Derivatives

These are used to cover clearly identified financial risks only. In practice they are principally currency and interest swaps.

In addition to making financing available to our operating subsidiaries (see above), currency swaps are part of our policy of insuring against transactional exchange rate risks. Interest swaps are a means of fixing the rate for a portion of our debt (particularly in US dollars and pounds sterling).

Interest swaps generally cover a period of years.

Interest rate management

Interest rate management operates at Group level and is applied to the balance of net indebtedness by currency. The Group is currently on a fixed rate for the US dollar and the pound sterling and a floating rate for the main currencies of continental Europe. This enables it to take advantage of the differential between the short- and long-term rates for the latter currencies.

(20) SHAREHOLDERS' EQUITY

Capital

At 31 December 1998, the issued capital of Solvay S.A. had increased to EUR 1,244 million compared with EUR 1,241 million at 31 December 1997. The capital was represented by 84,138,380 shares without par value.

During the 1998 fiscal year, 21,310 warrants issued to senior Group executives around the world were exercised, each representing the issuance of 10 new shares.

During an exercise period running from 10 to 28 February 1999, 6,800 warrants were exercised and converted into 68,000 new shares.

These entitle their holders to the balance of the dividend payable on 11 June 1999 and bring the total number of shares eligible to receive that balance to 84,206,380.

Issue premiums

The balance at the end of 1998 was EUR 9 million; EUR 6 million represented the premium paid as a result of the exercise of warrants during the year.

Reserves

The change in reserves represents net undistributed income, as the balance sheet is presented after distribution.

The dividend proposed to the General Shareholders' Meeting of Solvay S.A. is recorded under the "other liabilities" heading.

Negative consolidation differences

This heading (up 10% from the 1997 figure) shows negative consolidation differences recorded when companies are first included in the scope of consolidation, or first recorded using the equity method.

Conversion differences

This heading records the sum of conversion differences that arise when the conversion of shareholders' equity at the end of the year is compared with the value in Belgian francs of the same shareholders' equity on a historical basis.

Also included are differences resulting from the use of average rates in expressing results. The EUR 125 million reduction results primarily from the weaker position of certain currencies (mainly the US dollar) against the Belgian franc at 31 December 1998 compared with 31 December 1997.

Capital subsidies

This heading covers investment subsidies granted by public authorities. It declined when equipment grants included in the results were prorated to reflect the depreciation recorded on the equipment to which the grants applied.

New subsidies are entered under this heading and immediately recorded in results. At the same time, a corresponding depreciation is applied to the subsidized assets to bring the figure into line with their actual cost to the Group. This can be seen in the table showing changes in shareholders' equity.

In 1998, the sums concerned were insignificant.

Minority interests

This heading groups the interests of third parties in partly owned, fully consolidated subsidiaries.

They chiefly represent the interests of Asahi Glass in the Solvay Soda Ash Joint Venture in the US, the minority interests in Indupa S.A.I.C. and Solvay Indupa do Brasil, and the interest of local shareholders in the Bulgarian subsidiary Solvay Sodi JS Co.

(21) PROVISIONS AND DEFERRED TAXES

In total, provisions and deferred taxes decreased from EUR 1,636 million at the end of 1997 to EUR 1,621 million at the end of 1998.

These concern primarily pension funds and similar commitments made by the parent company and its subsidiaries to personnel, by way of ordinary pensions and provisions for early retirement - a total of EUR 542 million.

The heading also includes deferred taxes totaling EUR 156 million - down EUR 43 million on from 1997.

The remainder of EUR 923 million (up EUR 27 million on from 1997) represents the costs of major repairs and maintenance (EUR 25 million) and also a number of risks and charges connected with:

o     mining activities, the basis for a number of Group products;

o increasing constraints governing the disposal and treatment of certain wastes, which that remain technically unavoidable in certain activities, and an ever-growing concern with other aspects of environmental protection;

o production and marketing activities ("product" and "country" risks, civil liability for products);

o certain risks previously covered by insurance companies (technical reserves); the corresponding assets are entered as financial assets;

and, finally, the Group's relations with others involved in or affected by Group activities

o     New

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o     Comments

(customers, suppliers, staff authorities, local communities, partners in subsidiaries and participating interests, etc.)

Some of these risks cannot be insured by a third party, or can be only partially covered (franchises, guarantee ceilings, etc.). The Group has therefore gradually built up a provision to cover these risks and expenses as far as to the extent that they can be assessed at a general management level. For inventory, this provision is adjusted to an appropriate level.

Solvay Group policy on insurance

The Solvay Group's policy is to use insurance to cover all catastrophic hazards, where insurance is compulsory, and where it is economically the best option for allocating risk. The Group will therefore seize every new opportunity offered by the insurance market to reduce the financial impact of accidents that could have a major effect on its assets, profits, and civil liability.

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Updated 19 April 1999. Made by Qwentes, Brussels.

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

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--------------------------------------------------------------------------------
Notes to financial statements
--------------------------------------------------------------------------------

Changes to the scope of consolidation in 1998

The Group consists of Solvay S.A. and its subsidiaries and affiliated companies, numbering 327 and located in 47 countries.

Of these, 154 are fully consolidated, 25 are proportionally consolidated and four are accounted for using the equity method; the other 144 are too small to be consolidated. Changes in the scope of consolidation in 1998 were in line with the following strategies in particular:

      o concentrating the Group's activities in fields where it has a competitive advantage and a leading position

      o     reorganizing Group activities into subsidiaries

================================================================================

Fully consolidated companies

ADDITIONS

1.    Acquisitions
      o     Solvay Advanced Polymers Inc., Decatur
2.    Reorganization and formation of subsidiaries
      o     Solvay Automotive Management and Research S.N.C., Brussels
      o     Solvay Benvic & Cie Belgium, Brussels
      o     Solvay Benvic France S.A., Paris
      o     Solvay Sels - France S.A., Paris
      o     Solvay-Fluores - France S.A., Paris
      o     Solvay - PVC - France S.A., Paris
      o     Solvay Benvic - Italia S.p.A., Rosignano
      o     Solvay Polyolefins Europe GmbH, Hannover
      o     Solvay Benvic Iberica S.L., Barcelona
      o     Solvay Quimica S.L., Barcelona
      o     Solvay Information Technologies Inc., Houston, TX
      o     Alkor Draka Advanced Films Inc., Baltimore, MD

DELETIONS

1.    Sold
      o     Abelia S.A., Puteaux Abelia Decors S.A., Puteaux

      o     Solkatronic Chemicals, Inc., Fairfield, NJ
      o     Solvay Industrial Films, Inc., Baltimore, MD
2.    Mergers, absorptions
      o     Ingetra AG, Basel
      o     Derivados Petroquimicos Sociedad de Inversion S.A., Buenos Aires

================================================================================

Companies consolidated by proportional consolidation

ADDITIONS

1.    Acquisitions
      o     Davinyl A.B., Goteborg
2.    Establishment of new subsidiaries
      o     Pipelife Sweden A.B., Goteborg
      o     Alventia LLC, Houston, TX
3.    Growth of companies that previously did not meet the size criteria
      o     Pipelife International Holding GmbH, Wiener Neudorf
      o     Solvay Automotive Argentina S.A., Buenos Aires

DELETIONS

1.    Sold

      o     Safiplast S.p.A., Pisticci (Matera)

================================================================================

List of consolidated companies

o     Companies to be fully consolidated
      o     Belgium
      o     Grand-Duchy of Luxembourg
      o     Netherlands
      o     France
      o     Italy
      o     Germany
      o     Spain
      o     Switzerland
      o     Portugal
      o     Austria
      o     United Kingdom
      o     Denmark
      o     Finland
      o     United States
      o     Canada
      o     Mexico
      o     Netherlands Antilles
      o     Brazil
      o     Argentina

      o     Australia
      o     Japan
      o     Thailand
      o     Singapore
      o     Cayman
o     Companies to be consolidated proportionally
o     Companies to be recorded using the equity method

================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
BELGIUM             Alkor Draka & Cie S.N.C. Oudenaarde                   100
================================================================================
                    Mutuelle Solvay S.C.S., Brussels                     99,9
================================================================================
                    Ondex & Cie S.N.C., Brussels                          100
================================================================================
                    Solvay Automotive Management and                      100
                    Research S.N.C., Brussels
================================================================================
                    Solvay Benvic & Cie Belgium, Brussels                 100
================================================================================
                    Solvay Coordination Internationale                    100
                    des Credits Commerciaux
================================================================================
                    (CICC) S.A., Brussels
================================================================================
                    Solvay Interox S.A., Brussels                         100
================================================================================
                    Solvay Pharma & Cie S.N.C.,                           100
                    Brussels
================================================================================
                    Solvay Polyolefins Europe S.A.,                       100
                    Brussels
================================================================================
                    Solvay Polyolefins Europe - Belgium                   100
                    S.A., Brussels
================================================================================
                    Solvic & Cie S.N.C., Brussels                         100
================================================================================
                    Venilia & Cie S.N.C., Zaventem                        100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
GRAND-DUCHY         Solvay Finance (Luxembourg) S.A.,                     100
OF LUXEMBOURG       Luxembourg
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
NETHERLANDS         Boekelo Folien B.V., Enschede                         100
================================================================================
                    Physica B.V., Weesp                                   100
================================================================================
                    Plavina Benelux B.V., Weesp                           100
================================================================================
                    Sodufa B.V., Weesp                                    100
================================================================================
                    Solvay Chemie B.V., Linne-Herten                      100
================================================================================
                    Solvay Draka B.V., Enkhuizen                          100
================================================================================
                    Solvay Finance B.V., Weesp                            100
================================================================================
                    Solvay Interox B.V., Linne-Herten                     100
================================================================================
                    Solvay Interox Holding B.V., Weesp                    100
================================================================================
                    Solvay Pharma B.V., Weesp                             100
================================================================================
                    Solvay Pharmaceuticals B.V., Weesp                    100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
FRANCE              Alkor Draka S.A., Roissypole Le Dome                  100
================================================================================
                    Barytine de Chaillac S.A., Chaillac                   100
================================================================================
                    Buflon S.A., Puteaux                                  100
================================================================================
                    Defense-Guynemer Participations S.A.,                 100
                    Puteaux
================================================================================
                    Ondex S.A., Chevigny-St-Sauveur                       100
================================================================================
                    Saline Cerebos et de Bayonne S.A.,                    100
                    Paris
================================================================================
                    Solvay Automotive France S.A., Laval                  100
================================================================================
                    Solvay Benvic France S.A., Paris                      100
================================================================================
                    Solvay Finance France S.A., Paris                     100
================================================================================
                    Solvay - Fluores -France S.A.,                        100
                    Paris
================================================================================
                    Solvay Interox S.A., Paris                            100
================================================================================
                    Solvay Pharma S.A., Suresnes                         99,9
================================================================================
                    Solvay Polyolefins Europe -                           100
                    France S.A., Paris
================================================================================
                    Solvay - PVC - France S.A., Paris                     100
================================================================================

                    Solvay - Sels - France S.A., Paris                    100
================================================================================
                    Soplachim S.A., Paris                                 100
================================================================================
                    Venilia S.A., Rueil-Malmaison                         100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
ITALY               Adriaplast S.p.A., Monfalcone                         100
================================================================================
                    Caleppiovinil S.p.A., Fucine di                       100
                    Ossana
================================================================================
                    GOR Applicazioni Speciali S.p.A.,                     100
                    Buriasco
================================================================================
                    Societa Elettrochimica Solfuri e                      100
                    Cloroderivati (ELESO) S.p.A., Milan
================================================================================
                    Societa Generale per l'Industria                      100
                    della Magnesia (SGIM) S.p.A.,
                    Angera
================================================================================
                    Societa Bario e Derivati (SABED)                      100
                    S.p.A., Massa
================================================================================
                    Solvay Benvic - Italia S.p.A,                         100
                    Rosignano
================================================================================
                    Solvay Interox S.p.A., Milan                          100
================================================================================
                    Solvay Pharma S.p.A., Grugliasco                      100
================================================================================
                    Solvay Polyolefins Europe -                           100
                    Italy S.p.A., Rosignano
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
GERMANY             Alkor Deco Vertriebs GmbH, Grafelfing                 100
================================================================================
                    Alkor Draka Handel GmbH, Wuppertal                    100
================================================================================
                    Alkor Folien GmbH, Thansau                            100
================================================================================
                    Alkor GmbH Kunststoffe, Munich                        100
================================================================================
                    DMS Verwaltungs GmbH, Solingen                        100
================================================================================
                    H & C Verwaltungs GmbH, Hannover                      100
================================================================================
                    Kali-Chemie AG, Hannover                             98,2
================================================================================
                    Salzgewinnungsgesellschaft Westfalen                   65
                    mbH, Ahaus-Graes
================================================================================

                    Solvay Alkali GmbH, Hannover                          100
================================================================================
                    Solvay Arzneimittel GmbH, Hannover                    100
================================================================================
                    Solvay Automotive GmbH, Bad Harzburg                  100
================================================================================
                    Solvay Barium Strontium GmbH, Hannover                100
================================================================================
                    Solvay Deutschland GmbH, Hannover                     100
================================================================================
                    Solvay Fluor und Derivate GmbH,                       100
                    Hannover
================================================================================
                    Solvay Fluor und Derivate Holding                     100
                    GmbH, Hannover
================================================================================
                    Solvay Interox GmbH, Hannover                         100
================================================================================
                    Solvay Kali-Chemie Holding GmbH,                      100
                    Hannover
================================================================================
                    Solvay Kunststoffe GmbH, Hannover                     100
================================================================================
                    Solvay Management Support GmbH,                       100
                    Hannover
================================================================================
                    Solvay Pharmaceuticals GmbH, Hannover                 100
================================================================================
                    Solvay Polyolefins Europe GmbH,                       100
                    Hannover
================================================================================
                    Solvay Salz GmbH, Hannover                            100
================================================================================
                    Solvay Verarbeitung Holding GmbH,                     100
                    Hannover
================================================================================
                    Solvay Verwaltungs- und Vermittlungs                  100
                    GmbH, Hannover
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
SPAIN               Alkor Draka Iberica S.A., Barcelona                   100
================================================================================
                    Duphar S.A., Barcelona                                100
================================================================================
                    Electrolisis de Torrelavega A.E.I.,                   100
                    Torrelavega
================================================================================
                    Hispavic Industrial S.A., Barcelona                   100
================================================================================
                    Nezel S.A., Barcelona                                 100
================================================================================
                    Solvay Automotive Iberica S.A.,                       100
                    Gava
================================================================================
                    Solvay Benvic Iberica S.L.,                           100
                    Barcelona
================================================================================

                    Solvay Espana S.L., Barcelona                         100
================================================================================
                    Solvay Fluor Iberica S.A.,                            100
                    Tarragona
================================================================================
                    Solvay Interox S.A., Barcelona                        100
================================================================================
                    Solvay Minerales S.A., Barcelona                      100
================================================================================
                    Solvay Pharma S.A., Barcelona                         100
================================================================================
                    Solvay Quimica S.L., Barcelona                        100
================================================================================
                    Venilia S.A., Gava                                    100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
SWITZERLAND         Dutraco S.A., Delemont                                100
================================================================================
                    Solvay (Schweiz) AG, Zurzach                          100
================================================================================
                    Solvay Pharma AG, Bern                                100
================================================================================
                    Soltraco AG, Basel                                    100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
PORTUGAL            Solvay Farma Lda, Lisbon                              100
================================================================================
                    Solvay Interox - Produtos                             100
                    Peroxidados Lda, Lisbon
================================================================================
                    Solvay Portugal - Participacoes (SGPS)                100
                    Lda, Lisbon
================================================================================
                    Solvay Portugal - Produtos Quimicos                   100
                    S.A., Lisbon
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
AUSTRIA             Solvay Osterreich AG, Vienna                          100
================================================================================
                    Solvay Pharma GmbH, Klosterneuburg                    100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
UNITED              Alkor Draka Ltd, Watford                              100
KINGDOM
================================================================================
                    Argentinian Stocks Investments Ltd,                   100
                    St Peter Port
================================================================================
                    Asian Stocks Investments Ltd, St                      100
                    Peter Port
================================================================================
                    Brazilian Stocks Investments Ltd,                     100
                    St Peter Port
================================================================================
                    Korean Stocks Investments Ltd, St                     100
                    Peter Port
================================================================================
                    Global Stocks Investments Ltd, St                     100
                    Peter Port
================================================================================
                    Solvay Automotive Ltd, Pontypridd                     100
================================================================================
                    Solvay Chemicals Ltd, Hemel                           100
                    Hempstead
================================================================================
                    Solvay Healthcare Ltd, Southampton                    100
================================================================================
                    Solvay Interox Ltd, Warrington                        100
================================================================================
                    Solvay UK Holding Company Ltd,                        100
                    Hemel Hempstead
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
DENMARK             Alkor Draka Nordic K/S, Albertslund                   100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
FINLAND             Oy Finnish Peroxides AB, Voikkaa                       75
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
UNITED              Alkor Draka Advanced Films, Inc.,                     100
STATES              Baltimore MD
================================================================================
                    Hedwin Corporation, Baltimore, MD                     100
================================================================================
                    Research Polymers International,                      100
                    Inc., Grand Prairie, TX
================================================================================

                    Solvay Advanced Polymers, Inc.,                       100
                    Decatur
================================================================================
                    Solvay Alkalis, Inc., Houston, TX                     100
================================================================================
                    Solvay America, Inc., Houston, TX                     100
================================================================================
                    Solvay America Funding Company,                       100
                    Houston, TX
================================================================================
                    Solvay Automotive, Inc., Troy, MI                     100
================================================================================
                    Solvay Compounding, Inc., Houston, TX                 100
================================================================================
                    Solvay Engineered Polymers, Grand                     100
                    Prairie, TX
================================================================================
                    Solvay Finance (America) Inc.,                        100
                    Houston, TX
================================================================================
                    Solvay Fluorides, Inc., Greenwich                     100
================================================================================
                    Solvay Information Technologies                       100
                    Inc., Houston, TX
================================================================================
                    Solvay Interox, Inc., Houston, TX                     100
================================================================================
                    Solvay Management Services, Inc.,                     100
                    Houston, TX
================================================================================
                    Solvay Minerals, Inc., Houston, TX                    100
================================================================================
                    Solvay Olefins L.P., Houston, TX                      100
================================================================================
                    Solvay Performance Chemicals, Inc.,                   100
                    Houston, TX
================================================================================
                    Solvay Petrochemicals, Inc.,                          100
                    Houston, TX
================================================================================
                    Solvay Pharmaceuticals, Inc.,                         100
                    Marietta, GA
================================================================================
                    Sovay Polymers, Inc., Houston, TX                     100
================================================================================
                    Solvay Soda Ash Joint Venture,                         80
                    Houston, TX
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
CANADA              Solvay Automotive Canada, Inc.,                       100
                    Blenheim
================================================================================
                    Solvay Engineered Polymers (Canada)                   100
                    Inc., Concord
================================================================================
                    Solvay Pharma, Inc., Scarborough                      100
================================================================================
                    Solvay Pharma Canada, Inc.,                           100
                    Scarborough
================================================================================

                    Solvay Pharma Clinical, Inc.,                         100
                    Scarborough
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
MEXICO              Solvay Quimica Y Minera S.A. de                        90
                    C.V., Monterrey
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
NETHERLANDS         Solvay Finance International
ANTILLES            N.V., Curacao                                         100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
BRAZIL              CBCC - Companhia Brasileira                          99,9
                    Carbureto de Calcio, Rio de Janeiro
================================================================================
                    Solvay do Brasil Ltda, Sao Paulo                      100
================================================================================
                    Solvay Holding Ltda, Sao Paulo                       51,2
================================================================================
                    Solvay Indupa do Brasil S.A., Sao                    51,2
                    Paulo
================================================================================
                    Solvay Polietileno Ltda, Sao Paulo                    100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
ARGENTINA           Solvay Indupa S.A.I.C., Bahia                        51,2
                    Blanca
================================================================================
                    Solvay Quimica S.A., Buenos Aires                     100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
AUSTRALIA           Solvay Interox Pty Ltd, Banksmeadow                   100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
JAPAN               Nippon Solvay KK, Tokyo                               100
================================================================================
                    Solvay Seiyaku KK, Tokyo                              100
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
THAILAND            Peroxythai Ltd, Bangkok                              66,5
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
SINGAPORE           Solvay Asia Pacific Pte Ltd,                          100
                    Singapore
================================================================================

Companies to be fully consolidated
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
CAYMAN              Blair International Insurance                         100
                    (Cayman) Ltd, Georgetown
================================================================================
                    Solvay Finance (Cayman) Ltd,                          100
                    Georgetown
================================================================================

Companies to be consolidated proportionally
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
BELGIUM             Polva Pipelife S.A., Kalmthout                         50
================================================================================
NETHERLANDS         Polva Pipelife B.V., Enkhuizen                         50
================================================================================
FRANCE              Pipelife France S.A.,                                  50
                    Deols-Chateauroux
================================================================================
GERMANY             Ciba Solvay Duromer GmbH, Bergkamen                    50
================================================================================
                    Deutsche Baryt-Industrie Dr Rudolf                     50
                    Alberti GmbH & Co. KG, Bad
                    Lauterberg
================================================================================
                    Pipelife Rohrsysteme GmbH, Bad                         50
                    Zwischenahn-Ekern
================================================================================
                    Pipelife Rohrsyteme Golzau GmbH,                       50
                    Golzau
================================================================================
SPAIN               Pipelife Hispania S.A., Granollers                     50
================================================================================
                    Viniclor S.A., Madrid                                  55
================================================================================

AUSTRIA             Pipelife International Holding                         50
                    GmbH, Wiener Neudorf
================================================================================
                    Pipelife Rohrsysteme GmbH & Co. Nfg                    50
                    KG, Wiener Neudorf
================================================================================
                    Solvay Sisecam Holding AG, Wien                      57,5
================================================================================
SWEDEN              Davinyl A.B., Goteborg                                 50
================================================================================
                    Pipelife Sweden A.B., Goteborg                         50
================================================================================
BULGARIA            Solvay Sodi J.S. Co, Devnya                          57,5
================================================================================
HUNGARY             Pannonpipe Muanyagipari KFT,                           25
                    Budapest
================================================================================
CZECH               Pipelife Fatra Spol sr.o.,                           33,5
REPUBLIC            Otrokovice
================================================================================
GREECE              Pipelife Hellas S.A., Athens                           50
================================================================================
UNITED STATES       Alventia LLC, Houston                                  50
================================================================================
BRAZIL              Peroxidos do Brasil Ltda, Sao Paulo                  69,4
================================================================================
ARGENTINA           Solvay Automotive Argentina S.A.,                      60
                    Buenos Aires
================================================================================
JAPAN               Nippon Peroxide Co. Ltd, Tokyo                         25
================================================================================
THAILAND            Vinythai Public Company Ltd,                         44,9
                    Bangkok
================================================================================
SOUTH KOREA         Daehan Specialty Chemicals Co. Ltd,                    50
                    Seoul
================================================================================
                    Hanwha Advanced Materials Co. Ltd,                     50
                    Seoul
================================================================================

Companies to be recorded using the equity method
================================================================================
                                                                         %
Country                   Name and registered office                  control
================================================================================
FRANCE              Clement - R.P.C. S.A.,                                 49
                    Gennevilliers
================================================================================
SLOVENIA            Belinka Perkemija D.D., Ljubljana                      20
================================================================================
INDIA               Duphar Interfran Ltd, Bombay                         38,9
================================================================================
                    National Peroxide Ltd, Bombay                        25,1
================================================================================

================================================================================

Valuation rules

The following are the valuation rules adopted for these statements:

1.    Start-up expenditures

      Start-up expenditures are amortized over a maximum period of five years; in all cases, fees and reimbursement premiums for borrowings are amortized over the period of the corresponding borrowings.

2.    Intangible assets

      Intangible fixed assets are valued at acquisition cost. To the extent that their utilization is limited in time, intangible fixed assets acquired from third parties are amortized on a straight-line basis over their expected period of utilization. Research costs are expensed in the year in which they are incurred. Costs related to applications for or the issuance or utilization of a patent or trademark are recorded as assets at cost, to the extent that this does not exceed a reasonable estimate of the future value of utilization of or return on the patent or trademark.

3.    Consolidation differences

      At the time of consolidation of a new subsidiary or at the time of proportional consolidation of an interest in a new affiliate, or on acquisition of the remainder of an interest in an entity, the book value of the shares or interests in such companies is compared to the portion they represent of the net assets of the company, taking into account, if necessary, any revaluation of assets and liabilities. A consolidation difference is established in this way; it is recorded under the heading "consolidation differences", under liabilities if it is negative and under assets if it is positive. A positive difference is amortized over its anticipated economic life in accordance with a method adopted by the Board of Directors. Amortization charges are accelerated if changes in circumstances indicate that the asset may be overvalued.

4.    Tangible assets

      Tangible fixed assets are recorded at acquisition cost, which is revalued as required by law.

      Tangible fixed assets with a limited useful life are depreciated on a straight-line basis over their estimated lives; however, they may be subject to anticipated, accelerated or retarded depreciation.

5.    Financial assets and receivables maturing in more than one year

      Interests which are neither consolidated nor recorded using the equity method, as well as receivables maturing in more than one year, are recorded at acquisition cost. Financial fixed assets and receivables maturing in more than one year are written down when it appears that they are less valuable than their acquisition cost or the value recorded using the equity method.

6.    Inventories

      Inventory values are generally determined using weighted-average-cost or LIFO methods. Cost of goods sold includes, in addition to costs of production directly attributable to products, those which are indirectly attributable, as well as depreciation and amortization. When products from inventory are transferred within the group, their inventory value is carried at the cost of goods sold, as if these transfers were effected at cost price.

7.    Orders in process

      Orders in process are valued at cost, without any finance charges.

8.    Receivables and liabilities

      These are recorded on the balance sheet at face value.

      Receivables are written down if their payment at maturity is, in whole or in part, uncertain.

9.    Provisions for risks and charges

      1.    Provisions for pensions and similar obligations

            Provisions for pensions and similar obligations are estimated in accordance with actuarial procedures, using standard mortality tables and interest rates in each country.

      2.    Provision for taxes

            This provision is intended to cover taxes which may result from adjustments to the taxable base or to the calculation of tax.

      3.    Provisions for major repairs and maintenance

            his lump-sum provision is intended to cover expenses of this type.

      4.    Provisions for other risks and charges

            At the close of the fiscal year, there is a review of risks which could justify the creation of new provisions or the use of existing provisions.

10. Conversion into Belgian francs of financial statements of foreign companies and assets and liabilities expressed in foreign currencies

      In the statements of branches and subsidiaries, monetary assets and liabilities recorded in foreign currencies are converted at the exchange rate in effect at the end of the year; the exchange differences realized in transactions in foreign currencies are recorded in the income statement, as are unrealized exchange losses, while unrealized exchange profits are recorded in transitory accounts on the balance sheet.

      At the time of consolidation, the statements of companies located in high-inflation countries are subject to preliminary adjustments required or permitted by local authorities. The recorded assets and liabilities (other than shareholders' equity), rights and commitments of such companies are then converted into Belgian francs at year-end rates.

      Shareholders' equity of affiliated companies is maintained at historical value and conversion differences on such values are recorded in a separate entry. Income and expenses of branches and subsidiaries abroad are converted into Belgian francs at the average exchange rate for the year.

      The principal exchange rates used for conversions in the accounts are as follows: Value of one currency unit in Belgian francs.

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